Exhibit 5.1

June 4, 2026

NRx Pharmaceuticals, Inc.
1201 Orange Street, Suite 600
Wilmington, Delaware 19801

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for NRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with (a) the Company’s filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated June 3, 2026 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3, Registration No. 333-288205, initially filed by the Company with the Commission on June 20, 2025, as thereafter amended or supplemented, and declared effective on December 22, 2025 (the “Registration Statement”); and (b) an offering of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, to be issued and sold under that certain Underwriting Agreement, dated June 3, 2026 (the “Underwriting Agreement”), between the Company and BTIG, LLC, as representative of the several underwriters listed in Schedule A thereto. The Prospectus Supplement relates to the Shares.

In rendering the opinion set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Second Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof, together with all amendments thereto adopted through the date hereof (the “Certificate of Incorporation”); (b) the Amended and Restated Bylaws of the Company, as in effect on the date hereof (the “Bylaws”); (c) the Registration Statement and all exhibits thereto, including the base prospectus contained therein; (d) the Prospectus Supplement; (e) the Underwriting Agreement; and (f) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (e) the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable

Our opinion is strictly limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Underwriting Agreement or the transactions governed by the Underwriting Agreement.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus Supplement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is limited to the matters stated herein, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the reference to our firm’s name contained therein and in the Prospectus Supplement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

COZEN O’CONNOR

/s/ Cozen O’Connor